Exhibit 99.1

LINN ENERGY ANNOUNCES FOURTH QUARTER AND
FULL-YEAR 2013 RESULTS AND 2014 OUTLOOK

HOUSTON, February 27, 2014 - LINN Energy, LLC (NASDAQ: LINE) (“LINN” or “the Company”) and LinnCo, LLC (NASDAQ: LNCO) (“LinnCo”) announced today financial and operating results for the fourth quarter and year ended December 31, 2013, and outlook for 2014.
LINN Energy reported the following fourth quarter and full-year 2013 results:

•
Increased average daily production 11 percent to 889 MMcfe/d for the fourth quarter 2013 (includes 44 MMcfe/d Berry contribution), compared to 800 MMcfe/d for the fourth quarter 2012; and 23 percent to 822 MMcfe/d for the full-year 2013 (includes 11 MMcfe/d Berry contribution), compared to 671 MMcfe/d for 2012;

•
Increased oil, natural gas and NGL sales 27 percent to approximately $585 million for the fourth quarter 2013, compared to $461 million for the fourth quarter 2012; and 29 percent to $2.1 billion for the full-year 2013, compared to $1.6 billion for 2012;

•
Distributions paid to unitholders of approximately $171 million for the fourth quarter 2013, compared to $170 million for the fourth quarter 2012; and $682 million for the full-year 2013, compared to $596 million for 2012;

•	Excess of net cash of approximately $31.5 million for the fourth quarter of 2013, compared to $6.6 million for the fourth quarter 2012 (see Schedule 1, footnote 7); and

•
Net loss of approximately $785 million, or $3.15 per unit, for the fourth quarter 2013, which includes non-cash impairment charges of $790 million, or $3.16 per unit, and non-cash changes in fair value of unsettled commodity derivatives of approximately $44 million, or $0.18 per unit, including the reduction of put option premium value over time.

LINN Energy highlighted the following significant 2013 accomplishments:

•	Completed the Berry Petroleum Company (“Berry”) acquisition, valued at approximately $4.6 billion, including assumption of debt and net of cash acquired;

•	Completed the acquisition of certain oil and natural gas properties located in the Permian Basin for approximately $528 million;

•	Received ratings upgrades by both Moody’s and Standard & Poor’s;

•	Increased proved reserves 34 percent to 6.4 Tcfe compared to 4.8 Tcfe from 2012;

•	Significantly enhanced the Company’s portfolio of producing assets by:

◦	Increasing its geographic presence in California, the Permian Basin, East Texas and the Rockies, as well as adding an attractive new core area in the Uinta Basin; and

◦	Increasing liquids proved reserves to 53 percent compared to 46 percent from 2012.
“LINN Energy delivered positive fourth quarter and full-year production results which were within the Company’s guidance ranges, despite disruptions from severe winter weather,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “We are extremely pleased to have closed the merger with Berry in the fourth quarter of 2013. The integration process is progressing smoothly, and we are excited to bring the Berry employees and their expertise into the LINN organization. We are looking forward to 2014, as we expect the acquisition market to remain robust,” Ellis added.
Permian Basin Strategic Alternatives
LINN Energy has retained RBC Richardson Barr to assist with evaluating multiple strategic alternatives to maximize value for the Midland Basin portion of its Permian position. Alternatives include potential asset trades, a cash sale of the position, pursuing an active drilling program and joint ventures. LINN’s current position for prospective horizontal Wolfcamp consists of approximately 55,000 net acres with approximately 630 gross operated potential locations with a 95 percent working interest, 87 percent of which are held by production. Additionally, the Company has approximately 455 gross potential locations with approximately 50 percent working interest, which will require forming a unit. The number of prospective horizontal locations primarily includes the Wolfcamp A and B benches. The potential for future delineation of additional benches could provide further upside to the Company’s estimated drilling locations. Of LINN’s total current Permian production of approximately 26 MBoe/d, 17 MBoe/d is associated with 1,275 wells in the Midland Basin with an 88 percent working interest.

Trading some or all of LINN’s Midland Basin position for long-life mature producing properties would potentially be accretive to cash available for distribution. Value could be realized by trading prospective acreage for current cash flow, trading current vertical production for lower declining production, or by reducing capital intensity in the Midland Basin. In order to facilitate multiple dialogues and ranges of trade size, the Company has divided its acreage and production for potential trades into several distinct geographic packages.
Another viable alternative would be for LINN to purchase an asset while subsequently selling some or all of its Midland Basin position in an IRC 1031 ”Like-Kind-Exchange”, which would minimize or eliminate any tax liabilities typically associated with selling an asset. Additionally, this option would provide a broader universe of potential buyers while giving LINN the flexibility to work with different parties in each transaction.
As the Company explores various alternatives for potential asset trades or sales, it is also simultaneously pursuing an active horizontal drilling program in the Midland Basin. LINN’s technical team has performed a thorough analysis to evaluate its potential horizontal Wolfcamp acreage. Recently drilled horizontal Wolfcamp wells near LINN’s acreage have been encouraging. As a result, the Company plans to commence operated horizontal activity and drill approximately ten horizontal wells targeting the Wolfcamp B zone beginning in early second quarter 2014. In addition, the Company expects results from its first non-operated horizontal Wolfcamp well in the first quarter 2014. Drilling the horizontal Wolfcamp is a compelling option due to the potential to generate high rates of return. Additionally, the geologic character of the region has the potential to be predictable and to have shallower declines than vertical wells. Should LINN determine the most compelling value is to keep some or all of its Midland Basin position, the Company will evaluate joint venture opportunities. The Company is open to different combinations of the aforementioned strategies. All potential options are targeted to increase cash available for distribution and will also have the potential to lower the Company’s overall decline rate and capital intensity. LINN believes its Midland Basin position has tremendous value and is very focused on a thorough process of evaluation in order to fully maximize its value potential.
2014 Capital Program
LINN’s 2014 capital budget of approximately $1.6 billion represents the combined, high-graded capital budgets for both LINN and Berry assets. On a pro-forma basis, this amount represents a reduction of approximately 11 percent compared to the combined companies’ 2013 capital programs of approximately $1.8 billion. As a result of the high-graded capital budget, the Company expects its 2014 capital program to focus on oil-weighted projects that generate higher rates of return with more predictable results.
In 2014, the Company anticipates spending approximately $1.55 billion on oil and natural gas projects. LINN expects to spend approximately 25 percent of its total oil and natural gas capital budget for development activities in the Permian Basin region, with approximately 67 percent of the Permian capital focused on the Midland Basin. This capital will be focused on Wolfberry verticals, Clearfork development in the East Goldsmith field and Wolfcamp horizontals. Additionally, 17 percent of the oil and natural gas capital budget is allocated to California, 14 percent to the Jonah Field, 13 percent to Uinta, 11 percent to the Granite Wash/Hogshooter, seven percent to the Williston Basin, four percent to Salt Creek and three percent to Hugoton. The Company anticipates spending the remaining six percent of the oil and natural gas capital budget on other operating areas.
Guidance Update
The Company expects production for the first quarter of 2014 to average between 1,070 and 1,100 MMcfe/d and production for the full-year 2014 to average between 1,070 and 1,140 MMcfe/d, which includes the potential impact of ethane rejection for the year of approximately 22 MMcfe/d. Decisions to reject ethane are made monthly based on economics at each processing location in an effort to maximize value. Assuming current commodity price assumptions, any potential ethane rejection will have a negative impact on production volumes but no impact to revenue.
Updated operational and financial guidance is provided in the supplemental information posted at www.linnenergy.com.

Operational Highlights
During the fourth quarter 2013, LINN’s production averaged approximately 845 MMcfe/d, excluding Berry’s operations, in-line with previously announced guidance despite significant winter weather impacts. This represents a three percent increase from the third quarter 2013. Berry’s total fourth quarter production averaged approximately 45 MBoe/d, which is above Berry’s previously estimated fourth quarter guidance of approximately 44 MBoe/d and represents a nine percent increase from the third quarter 2013.
Permian Basin:
During the fourth quarter 2013, LINN’s reported Permian production averaged approximately 18 MBoe/d, consisting of 17 MBoe/d from LINN’s legacy properties and 1 MBoe/d from Berry’s assets. This represents a 35 percent increase from third quarter 2013 levels and a 32 percent increase from the fourth quarter 2012, primarily due to acquisitions and the Company’s continued success with its vertical Wolfberry drilling program. Berry’s total fourth quarter 2013 production averaged approximately 8 MBoe/d, in-line with third quarter 2013 production and an increase of five percent from the fourth quarter 2012. During 2014, LINN will focus on three key drilling programs in the Permian Basin, which consist of vertical Wolfberry, vertical Clearfork and horizontal Wolfcamp. The Company plans to run an average of six rigs in the Permian Basin in 2014, which consist of three rigs targeting the Wolfberry trend and two rigs targeting the Clearfork formation in the recently acquired East Goldsmith field. Finally, based on positive results from industry activity near LINN’s acreage, the Company intends to operate one rig to drill approximately ten horizontal wells targeting the Wolfcamp B interval beginning in early second quarter 2014.
During the fourth quarter 2013, the Company participated in its first non-operated horizontal Wolfcamp well with partner Diamondback Energy and expects results in the first quarter 2014. LINN anticipates spending approximately $395 million of its 2014 oil and natural gas capital budget in the Permian Basin.
California:
During the fourth quarter 2013, LINN’s reported California production averaged approximately 6 MBoe/d, consisting of 4 MBoe/d from Berry’s assets and 2 MBoe/d from LINN’s legacy properties. Berry’s total fourth quarter production averaged approximately 23 MBoe/d. Currently, LINN’s combined production is approximately 25 MBoe/d, making it the 5th largest producer in California with production from three key contributing areas - South Midway-Sunset, North Midway-Sunset and the Los Angeles Basin Brea properties. These assets not only provide LINN with growth opportunities in North Midway-Sunset, particularly in Diatomite and New Steam Floods, but also deliver stable production volumes and cash flow from the mature Steam Floods of South Midway-Sunset and the Los Angeles Basin Brea properties.
Production from South Midway-Sunset properties averaged approximately 12 MBoe/d in the fourth quarter 2013, in-line with third quarter 2013 production and a decrease of six percent from the fourth quarter 2012. The Company continues to excel in maximizing cash flows by focusing on minimizing base production decline.
During the fourth quarter 2013, production from the Los Angeles Basin Brea properties averaged approximately 2 MBoe/d, while maintaining a very shallow decline rate.
The North Midway-Sunset operations consist of the Diatomite and New Steam Floods, both of which have exhibited impressive growth over the past two years. Fourth quarter 2013 Diatomite production averaged approximately 7 MBoe/d, which represents a 27 percent increase from third quarter 2013 levels and a 74 percent increase from the fourth quarter 2012, as a result of adding completions from the Company’s ongoing development program. The Company continues to demonstrate consistent quarterly production growth by executing a continuous drilling program, expanding its infrastructure, and steadily adding completions. New Steam Floods production averaged approximately 4 MBoe/d in the fourth quarter 2013, which represents a 28 percent increase from third quarter levels and a 97 percent increase from the fourth quarter 2012, led by continued positive response from steam flood activities at the Company’s McKittrick 21Z asset.
LINN anticipates spending approximately $255 million of its 2014 oil and natural gas capital budget in California. The Company plans to allocate approximately $190 million to focus on growth opportunities in North Midway-Sunset and the remaining $65 million will focus on optimization and enhancement projects in South Midway-Sunset and the Los Angeles Basin Brea property.
Jonah Field:
Jonah Field production averaged approximately 148 MMcfe/d for the fourth quarter 2013, which represents a nine percent increase from third quarter levels and flat compared to the fourth quarter 2012. LINN currently has two operated rigs drilling in the field and is participating in a non-operated program which consists of two rigs. During 2014, the Company anticipates spending approximately $220 million of its oil and natural gas capital budget in the Jonah Field. The Company is currently rejecting ethane in the field and is forecasting ethane rejection to continue throughout 2014. Actual ethane rejection decisions are made monthly based on current commodity prices in an effort to maximize value.
Uinta:
Uinta production averaged approximately 10 MBoe/d for the fourth quarter 2013, which represents a 20 percent increase from third quarter levels and a 29 percent increase from the fourth quarter 2012, primarily due to better than expected drilling results from improved operational efficiencies, such as reduced drilling cycle times, which allowed the Company to complete more wells than originally anticipated. LINN currently has three rigs active in the Uinta and continues to develop its marketing options through its initiative of shipping crude oil to markets outside of Utah via railcar. During 2014, the Company anticipates spending approximately $200 million of its oil and natural gas capital budget in Uinta.
Granite Wash:
Granite Wash production averaged approximately 253 MMcfe/d for the fourth quarter 2013, which represents a two percent decrease compared to third quarter 2013 levels due to weather impacts and represents a ten percent increase from the fourth quarter 2012, as a result of the Company’s drilling program. In 2014, the Company intends to reduce its rig count in the region from an average of eight in 2013 to four rigs by mid-year 2014. LINN anticipates spending approximately $170 million of its 2014 oil and natural gas capital budget in the Granite Wash, primarily focused on the Mayfield area Hogshooter oil development as well as other liquids rich developments in the region. Additionally, the Company will continue to focus on base optimization efforts and operating expense reductions in the Granite Wash.
Hugoton Field:
Hugoton Field production averaged approximately 143 MMcfe/d for the fourth quarter 2013, which represents a two percent decrease from third quarter 2013 levels, due to weather impacts, and a three percent increase from the fourth quarter 2012, as a result of the Company’s drilling and optimization programs. LINN drilled and completed 60 wells in 2013 and plans to drill an additional 80 wells during 2014 with an oil and natural gas capital budget of approximately $42 million.
Other Operating Areas:
LINN continues to focus on enhancing its properties by utilizing base optimization efforts across all operating regions. In 2014, the Company expects to invest approximately $60 million for recompletions and capital workovers particularly in the Mid-Continent, Permian Basin, California, Green River Basin, Hugoton Basin, Michigan and East Texas.
Fourth Quarter 2013 Results
LINN increased production 11 percent to an average of 889 MMcfe/d for the fourth quarter 2013, compared to 800 MMcfe/d for the fourth quarter 2012. This increase in production is attributable to acquisitions completed in 2013 as well as the Company’s capital program. Total revenues and other increased approximately $58 million to approximately $629 million for the fourth quarter 2013, from approximately $571 million for the fourth quarter 2012, which includes non-cash changes in fair value of unsettled commodity derivatives of approximately $44 million and $8 million, respectively, including the reduction of put option premium value over time.

Lease operating expenses for the fourth quarter 2013 were approximately $113 million, or $1.38 per Mcfe, compared to $84 million, or $1.14 per Mcfe, for the fourth quarter 2012. The increase in lease operating expenses during the fourth quarter 2013 were primarily related to an increase in expenses associated with higher margin oil properties acquired through the Berry transaction. Transportation expenses for the fourth quarter 2013 were approximately $36 million, or $0.44 per Mcfe, compared to $27 million, or $0.36 per Mcfe, for the fourth quarter 2012. Taxes, other than income taxes for the fourth quarter 2013, were approximately $30 million, or $0.37 per Mcfe, compared to $38 million, or $0.52 per Mcfe, for the fourth quarter 2012. General and administrative expenses for the fourth quarter 2013 were approximately $86 million (including merger related costs of $35 million), or $1.05 per Mcfe, compared to $44 million, or $0.59 per Mcfe, for the fourth quarter 2012, which includes approximately $12 million and $7 million, respectively, of noncash unit-based compensation expenses. Depreciation, depletion and amortization expenses for the fourth quarter 2013 were approximately $224 million, or $2.74 per Mcfe, compared to $178 million, or $2.42 per Mcfe, for the fourth quarter 2012.
The Company reported a net loss of approximately $785 million for the fourth quarter 2013 compared to a net loss of approximately $187 million for the fourth quarter 2012. The fourth quarter 2013 net loss includes higher impairment charges and lower gains on oil and natural gas derivatives, partially offset by higher production revenues. On a per-unit basis, the net loss for the fourth quarter 2013 was $3.15 per-unit compared to a net loss of $0.83 per unit in the fourth quarter 2012.
Full-Year 2013 Results
LINN increased year-over-year production by 22 percent to 822 MMcfe/d in 2013, compared to 671 MMcfe/d in 2012. Production was positively impacted by acquisitions and operating results.
For 2013, the Company reported a net loss of approximately $691 million compared to a net loss of approximately $387 million in 2012. The 2013 net loss includes higher impairment charges, partially offset by higher production revenues and higher gains on oil and natural gas derivatives. On a per-unit basis, the net loss for 2013 was $2.94 per-unit compared to a net loss of $1.92 per unit in 2012.
During the year ended December 31, 2013, the Company recorded noncash impairment charges, before and after tax, of approximately $828 million. Impairment charges consist of approximately $791 million associated with proved oil and natural gas properties in the Granite Wash formation related to reserve revisions and a decline in commodity price as well as approximately $37 million associated with the write-down of the carrying value of the Panther Properties sold in May 2013. Impairment charges are calculated at strip prices, holding prices flat after year-five. At year-end 2013, year-five oil, natural gas and NGL prices were all approximately ten percent lower compared to the year-five prices at year-end 2012.
Supplemental information on the Company’s financial and operational results can be found under Presentations at www.linnenergy.com.
Acquisitions & Divestitures
On December 16, 2013, the Company completed the previously-announced transactions contemplated by the merger agreement between the Company, LinnCo and Berry under which LinnCo acquired all of the outstanding common shares of Berry and the contribution agreement between LinnCo and the Company, under which LinnCo contributed Berry to the Company in exchange for LINN Energy units. Under the merger agreement, as amended, Berry’s shareholders received 1.68 LinnCo common shares for each Berry common share they owned, totaling approximately 93.8 million LinnCo common shares. Under the contribution agreement, LinnCo contributed Berry to LINN Energy in exchange for 93.8 million newly issued LINN Energy units, after which Berry became an indirect wholly owned subsidiary of LINN Energy. The transaction has a preliminary value of approximately $4.6 billion, including the assumption of approximately $2.3 billion of debt and net of approximately $451 million of cash. The acquisition included approximately 1,408 Bcfe of proved reserves as of the acquisition date.
On October 31, 2013, the Company completed the acquisition of certain oil and natural gas properties located in the Permian Basin for total consideration of approximately $528 million. The acquisition included approximately 175 Bcfe of proved reserves as of the acquisition date.

During 2013, LINN completed other smaller acquisitions of oil and natural gas properties located in various operating regions. The Company, in the aggregate, paid approximately $40 million in total consideration for these properties.
On May 31, 2013, LINN, through one of its wholly owned subsidiaries, together with the Company’s partners, Panther Energy, LLC and Red Willow Mid-Continent, LLC, completed the sale of its interests in certain oil and natural gas properties located in the Mid-Continent region to Midstates Petroleum Company, Inc. Proceeds received for LINN’s portion of its interests in the properties were approximately $218 million, net of costs to sell of approximately $2 million. LINN used the net proceeds from the sale to repay borrowings under its Credit Facility.
Reserve Update
LINN increased year-end 2013 proved reserves by 34 percent compared to year-end 2012 reserves. As of December 31, 2013, the Company’s estimated proved reserves were 6.4 Tcfe, of which approximately 34 percent were oil, 47 percent were natural gas and 19 percent were NGL. Approximately 68 percent were classified as proved developed, with a total standardized measure of discounted future net cash flows of $11.9 billion. The Company’s estimated reserves at year-end 2013 were based on the average first-day-of-the-month prices for each month, which were $96.89 per Bbl and $3.67 per MMBtu.
During 2013, LINN spent approximately $1.17 billion on its oil and natural gas capital program, drilling 559 gross wells and completing numerous workover and recompletion projects. The Company demonstrated its ability to grow organically through the addition of 527 Bcfe of proved reserves, primarily as a result of the Mid-Continent, Green River, Hugoton and Williston Basin drilling programs. The Company generated cost-to-add reserves of approximately $2.21 per Mcfe from extensions, discoveries and other additions during 2013. LINN recorded 100 Bcfe of negative performance revisions in 2013. This revision included the removal of approximately 300 Bcfe comprised of mostly proved undeveloped reserves associated with the Granite Wash, partially offset by an increase of approximately 200 Bcfe comprised of mostly proved developed reserves associated with the Company’s Hugoton and Green River assets.
Excluding non-performance related revisions due to commodity price changes compared to year-end 2012 and the removal of low value proved undeveloped reserves that had been on the books for five years, the Company achieved the following results including Berry: excluding acquisitions, a reserve replacement ratio of 123 percent at a finding and development cost of $3.15 per Mcfe; including acquisitions, a reserve replacement ratio of 660 percent at a reserve replacement cost of $3.31 per Mcfe.
Reserve replacement ratio, reserve replacement cost and finding and development cost are non-GAAP measures. LINN’s calculations of these measures are included in the supplemental information on the Company’s financial and operational results which can be found under presentations at www.linnenergy.com.
Significant Wolfcamp and Spraberry development coupled with positive results from industry activity near LINN’s acreage in the Permian Basin have encouraged the Company to begin a one-rig, horizontal Wolfcamp drilling program in 2014. The Company does not currently have proved reserves booked for these horizontal targets, which, depending on the program’s success, could potentially provide significant upside to future reserve booking activity.
Proved Reserves Table (Bcfe)

Proved reserves at December 31, 2012	4,796
Revisions of previous estimates due to price	52
Revisions of previous estimates due to PUD SEC 5 year rule	(109)
Performance revisions	(100)
Purchase of minerals in place	1,610
Sales of minerals in place	(73)
Extensions, discoveries and other additions	527
Production	(300)
Proved reserves at December 31, 2013	6,403

Cash Distributions
During the fourth quarter 2013, LINN paid three monthly cash distributions of $0.2416 per unit ($2.90 per unit on an annualized basis) on October 17, November 14, December 17, 2013, respectively.
LinnCo paid three monthly cash dividends of $0.2416 per common share ($2.90 per share on an annualized basis) on October 18, November 15, December 18, 2013, respectively.
LinnCo Tax Update
Due to the significant estimated shield provided by LINN to LinnCo, LinnCo’s cash tax liability is estimated to be zero through 2018, assuming current estimates for taxable income and capital spending.
Berry Senior Notes Update
On January 15, 2014, in accordance with the indentures governing each series of Berry’s senior notes, LINN provided Notice of Change of Control and Offer to Purchase all of Berry’s outstanding senior notes at a price of 101 percent of par, plus accrued and unpaid interest (“Change of Control Offer”). The Change of Control Offer expired on February 14, 2014, and an aggregate principal amount of approximately $1.2 million was tendered. As a result, approximately $1.1 billion of Berry senior notes remain outstanding, and Berry will continue to exist as an unrestricted, wholly owned LINN subsidiary and will continue to file Securities and Exchange Commission (“SEC”) reports.
Annual Report on Form 10‑K
LINN Energy plans to file its Annual Report on Form 10‑K for the year-ended December 31, 2013, with the SEC on February 27, 2014.
LinnCo plans to file its Annual Report on Form 10-K for the year-ended December 31, 2013, with the SEC on March 3, 2014.
Conference Call and Webcast
As previously announced, management will host a conference call on Thursday, February 27, 2014, at 10 a.m. Central (11 a.m. Eastern) to discuss the Company’s fourth quarter 2013 results and outlook for 2014. Prepared remarks by Mark E. Ellis, Chairman, President and Chief Executive Officer, and Kolja Rockov, Executive Vice President and Chief Financial Officer, will be followed by a question and answer session.
Investors and analysts are invited to participate in the call by dialing (855) 319-4076, or (631) 887-3945 for international calls using Conference ID: 34020606. Interested parties may also listen over the internet at www.linnenergy.com.
A replay of the call will be available on the Company’s website or by phone until 4:00 p.m. Central (5 p.m. Eastern), March 17, 2014. The number for the replay is (855) 859-2056, or (404) 537-3406 for international calls using Conference ID: 34020606.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a growing portfolio of long-life oil and natural gas assets. LINN Energy is a top-15 U.S. independent oil and natural gas development Company, with approximately 6.4 Tcfe of proved reserves in producing U.S. basins as of December 31, 2013. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability Company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements related to acquisitions, timing and payment of distributions, taxes and the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of current conditions, historical trends, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to the Company’s financial performance and results, availability of sufficient cash flow to pay distributions and execute its business plan, prices and demand for oil, natural gas and natural gas liquids, the ability to replace reserves and efficiently develop current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission. Please read "Risk Factors" in the Company’s Annual Report on Form 10-K and other public filings and press releases.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:	LINN Energy, LLC and LinnCo, LLC

Investors & Media:

Clay Jeansonne, Vice President, Investor and Public Relations 281-840-4193

Sarah Nordin, Public Relations & Media 713-904-6605

Schedule 1

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
	(in thousands)

Net cash provided by operating activities	$225,701	$206,476	$1,166,212	$350,907
Distributions to unitholders	(170,555)	(170,017)	(682,241)	(596,935)
Excess (shortfall) of net cash provided by operating activities after distributions to unitholders	55,146	36,459	483,971	(246,028)
Discretionary adjustments considered by the Board of Directors:
Premiums paid for derivatives (1)	—	—	—	583,434
Cash recoveries of bankruptcy claim (2)	(6,149)	(3,226)	(11,222)	(21,503)
Cash received (paid) for acquisitions or divestitures – revenues less operating expenses (3)	14,167	(1,145)	7,144	80,502
Discretionary reductions for a portion of oil and natural gas development costs (4)	(138,638)	(106,304)	(476,507)	(362,430)
Provision for legal matters (5)	—	(691)	1,000	414
Changes in operating assets and liabilities and other, net (6)	107,001	81,504	(9,030)	47,951
Excess (shortfall) of net cash provided by operating activities after distributions to unitholders and discretionary adjustments considered by the Board of Directors (7)	$31,527	$6,597	$(4,644)	$82,340

(1)
Represent premiums paid for derivatives during the period. The Company considers the cost of premiums paid for derivatives as an investment related to its underlying oil and natural gas properties. The Company’s statements of cash flows, prepared in accordance with GAAP, present cash settlements on derivatives and premiums paid for derivatives as operating activities. However, for purposes of determining the amount available for distribution to unitholders, the Company considers premiums paid for derivatives as investing activities, similar to the way the initial acquisition or development costs of the Company’s oil and natural gas properties are presented as investing activities while the cash flows generated from these assets are included in net cash provided by operating activities. The consideration of premiums paid for derivatives as investing activities for purposes of determining the amount available for distribution differs from the presentation of derivatives activities, including premiums paid, as operating activities in the Company’s financial statements prepared in accordance with GAAP.

(2)	Represent the recoveries of a bankruptcy claim against Lehman Brothers which was not a transaction occurring in the ordinary course of the Company’s business.

(3)
Represents adjustments to the purchase price of acquisitions, based on the Company’s contractual right to revenues less operating expenses for periods from the effective date of a transaction to the closing date of a transaction. When the Company is the buyer, it is legally entitled to revenues less operating expenses generated during this period, and the Company’s Board of Directors has historically made a discretionary adjustment to include this cash in the amount available for distribution. Conversely, when the Company is the seller, the Company’s Board of Directors has historically made a discretionary adjustment to reduce this cash from the amount available for distribution during the period.

(4)
Represent discretionary reductions for a portion of oil and natural gas development costs, an estimated component of total development costs, which are amounts established by the Board of Directors at the end of each year for the following year, allocated across four quarters, that are intended to fully offset declines in production and proved developed producing reserves during the year as compared to the prior year. The portion of oil and natural gas development costs includes estimated drilling and development costs associated with projects to convert a portion of non-producing reserves to producing status. However, the amounts do not include the historical cost of acquired properties as those amounts have already been spent in prior periods, were financed primarily with external sources of funding and do not affect the Company’s ability to pay distributions in the current period. The Company’s existing reserves, inventory of drilling locations and production levels will decline over time as a result of development and production activities. Consequently, if the Company were to limit its total capital expenditures to this portion of oil and natural gas development costs and not acquire new reserves, total reserves would decrease over time, resulting in an inability to maintain production at current levels, which could adversely affect the Company’s ability to pay a distribution at the current level or at all. However, the Company’s current total reserves do not

Schedule 1 - Continued

include reserve additions that may result from converting existing probable and possible resources to additional proved reserves, potential additional discoveries or technological advancements on the Company’s existing acreage position.

(5)	Represents reserves and settlements related to legal matters.

(6)
Represents primarily working capital adjustments. These adjustments may or may not impact cash provided by operating activities during the respective period, but are included as discretionary adjustments considered by the Company’s Board of Directors as the Board historically has not varied the distribution it declares period to period based on uneven cash flows. The Company’s Board of Directors, when determining the appropriate level of cash distributions, excluded the impact of the timing of cash receipts and payments; as such, this adjustment is necessary to show the historical amounts considered by the Company’s Board of Directors in assessing the appropriate distribution amount for each period.

(7)
Represents the excess (shortfall) of net operating cash flow after distributions to unitholders and discretionary adjustments. Any excess was retained by the Company for future operations, future capital expenditures, future debt service or other future obligations. Any shortfall was funded with cash on hand and/or borrowings under the LINN Credit Facility.